Exhibit 99.01

Press Release
www.shire.com

Shire Receives CHMP Positive Opinion for VPRIV™ (velaglucerase alfa) for the Treatment of Type 1 Gaucher Disease in the European Union

Cambridge, MA, US – June 25, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announced today that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion on the marketing authorisation for VPRIV™ (velaglucerase alfa), the company’s enzyme replacement therapy (ERT) for the treatment of type 1 Gaucher disease. The CHMP positive opinion will now be forwarded to the European Commission for ratification, and marks a significant milestone in bringing a new Gaucher treatment to market in all EU Member States.

"Gaucher disease is a rare and often debilitating condition," said Professor Timothy Cox, Department of Medicine, University of Cambridge based at Addenbrookes Hospital UK. "I am pleased that, given the difficulties in supplying enzyme treatment for our patients over the last year, we will soon have the opportunity to prescribe velaglucerase alfa without regulatory constraints; the treatment represents an important option in this therapeutic arena."

In many European countries patients have been receiving VPRIV on an early access named patient basis, developed in partnership with national and regional authorities. These programs, designed specifically to address the continuing supply shortage of the only other commercially marketed ERT, have experienced strong uptake from physicians and patients and have garnered the support of treatment working groups and advocacy organisations. To date, hundreds of patients in the EU have been treated with VPRIV through Shire’s clinical trials or early access mechanisms.

“A positive opinion for VPRIV in the EU, earlier than expected, is very good news,  particularly as we have been working with physicians in 22 countries for almost a year to treat patients with type 1 Gaucher disease through early access programs,” said Sylvie Grégoire, President, Shire Human Genetic Therapies.  “We look forward to our ongoing collaboration with these physicians and the Gaucher community at large as we enter the final stages of the approval process in Europe.”

In addition to the CHMP positive opinion, VPRIV has received orphan drug designation from the Committee for Orphan Medical Products.

With the accelerated adoption of VPRIV worldwide, and the earlier than anticipated US approval and EU positive opinion, Shire expects continued high demand for the therapy. As a result of this, the company is now implementing a program with physicians and patients to monitor and manage requests from new patients carefully in order to ensure long-term, uninterrupted treatment with VPRIV.

Shire’s VPRIV clinical development program represents the largest and most comprehensive clinical data set supporting registration for an ERT for Type 1 Gaucher disease to date.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

About VPRIV™
VPRIV is made using Shire’s gene-activation technology, in a human cell line. The glucocerebrosidase enzyme produced has the exact human amino acid sequence and has a human glycosylation pattern.

VPRIV was approved by the U.S. Food and Drug Administration on February 26, 2010.  For full US prescribing information see www.Vpriv.com.

Important Safety Information

The most serious adverse reactions in patients treated with VPRIV were hypersensitivity reactions.

Infusion-related reactions were the most commonly observed adverse reactions in patients treated with VPRIV in clinical studies. The most commonly observed symptoms of infusion-related reactions were: headache, dizziness, hypotension, hypertension, nausea, fatigue/asthenia, and pyrexia.  Generally the infusion-related reactions were mild and, in treatment-naïve patients, onset occurred mostly during the first 6 months of treatment and tended to occur less frequently with time.  Other commonly observed adverse reactions in >10% of patients were: abdominal pain, back pain, joint pain, upper respiratory tract infection, and activated partial thromboplastin time prolonged.  Adverse reactions more commonly seen in pediatric patients (>10% difference) included upper respiratory tract infection, rash, activated partial thromboplastin time prolonged, and pyrexia.

In clinical trials one patient developed neutralizing antibodies.

About Gaucher Disease

Gaucher disease is an autosomal recessive disorder caused by mutations in the GBA gene which results in a deficiency of the lysosomal enzyme beta-glucocerebrosidase. This enzymatic deficiency causes an accumulation of glucocerebroside, primarily in macrophages.  In this lysosomal storage disorder, clinical features are reflective of the distribution of Gaucher cells in the liver, spleen, bone marrow, and other organs. The accumulation of glucocerebroside in the liver and spleen leads to organomegaly. Presence of Gaucher cells in the bone marrow and spleen lead to clinically significant anemia and thrombocytopenia.

Gaucher disease is the most prevalent of the lysosomal storage disorders. Gaucher disease has classically been categorized into 3 clinical types.  Type 1 Gaucher disease is characterized by variability in signs, symptoms, severity, and progression.  Type 1 is the most common and is distinguished from type 2 and type 3 by the lack of early neurological symptoms.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Note to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the company’s products; the company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the company’s products; the company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.